EXHIBIT 99

RISK FACTORS

The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in the Annual Report on Form 10-K to which this document is an exhibit and presented elsewhere by management from time to time. Such factors, among others, may have a material adverse effect on our business, financial condition, and results of operations and you should carefully consider them. It is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete statement of all our potential risks or uncertainties. Because of these and other factors, past performance should not be considered an indication of future performance.

Changes in state and federal regulations may adversely affect our business, financial condition and results of operations. As a holding company, we are dependent on dividends from our subsidiaries. Our regulated subsidiaries are subject to state regulations, including restrictions on the payment of dividends and maintenance of minimum levels of capital.

Our insurance and HMO subsidiaries are subject to extensive regulation and supervision by the insurance regulatory authorities of each state in which they are licensed or authorized, as well as to regulation by federal and local agencies. See “Business-Regulation” in the Annual Report on Form 10-K to which this document is an exhibit. We cannot assure you that future regulatory action by state insurance authorities will not have a material adverse effect on the profitability or marketability of our health benefits or managed care products or on our business, financial condition and results of operations. In addition, because of our participation in government-sponsored programs such as Medicare and Medicaid, changes in government regulations or policy with respect to, among other things, reimbursement levels could also adversely affect our business, financial condition and results of operations.

State legislatures and Congress continue to focus on health care issues. Congress has considered various forms of Patients’ Bill of Rights legislation which, if adopted, could fundamentally alter coverage decisions under the Employee Retirement Income Security Act of 1974, or ERISA. Additionally, there recently have been legislative attempts to limit ERISA’s preemptive effect on state laws. If adopted, such limitations could increase our liability exposure and could permit greater state regulation of our operations. Other proposed bills and regulations at state and federal levels may impact certain aspects of our business, including provider contracting, claims payments and processing and confidentiality of health information. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability or require us to revise the ways in which we conduct business. Further, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority and requirements in this area may make it difficult to ensure compliance.

In December 2000, the Department of Health and Human Services, known as HHS, promulgated certain regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, related to the privacy of individually identifiable health information, or protected health information. The new regulations require health plans, clearinghouses and providers to:

•	comply with various requirements and restrictions related to the use, storage and disclosure of protected health information;

•	adopt rigorous internal procedures to safeguard protected health information; and

•	enter into specific written agreements with business associates to whom protected health information is disclosed.

The regulations establish significant criminal penalties and civil sanctions for noncompliance. In addition, the regulations could expose us to additional liability for, among other things, violations by our business associates. We must comply with these privacy standards by April 14, 2003. In addition, on February 20, 2003, HHS published the final regulation addressing security requirements to be met regarding accessibility of personal health information. We have until April 20, 2005 to comply with these new security standards.

We are a holding company whose assets include all of the outstanding shares of common stock of our licensed insurance company subsidiaries. As a holding company, we depend on dividends from our licensed insurance company subsidiaries and their receipt of dividends from our other regulated subsidiaries. Among other restrictions, state insurance laws may restrict the ability of our regulated subsidiaries to pay dividends. Our ability to meet our obligations, including paying operating expenses and debt service on our outstanding and future indebtedness, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business and financial condition. In addition, although we have no present intention to pay dividends to our shareholders, our ability to pay dividends in the future to our shareholders will depend upon the receipt of dividends from our subsidiaries.

Our insurance and HMO subsidiaries are subject to risk-based capital, or RBC, standards, imposed by their states of domicile. These laws are based on the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, and require our regulated subsidiaries to report their results of risk-based capital calculations to the departments of insurance and the NAIC. Failure to maintain the minimum RBC standards could subject our regulated subsidiaries to corrective action, including state supervision or liquidation. Our insurance and HMO subsidiaries are currently in compliance with the RBC standards imposed by their respective states of domicile.

Our inability to contain health care costs, efficiently implement increases in premium rates, maintain adequate reserves for policy benefits, maintain current provider agreements or avoid a downgrade in ratings may adversely affect our business, financial condition and results of operations.

Our profitability depends in large part on accurately predicting health care costs and on our ability to manage future health care costs through underwriting criteria, utilization management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care may adversely affect our ability to predict and manage health care costs, and hence our financial condition and results of operations.

In addition to the challenge of managing health care costs, we face pressure to contain premium prices. Our customer contracts may be subject to renegotiation as customers seek to contain their costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government sponsored programs in which we participate. A limitation on our ability to increase or maintain premium levels could adversely affect our business, financial condition and results of operations.

The reserves we establish for health insurance policy benefits and other contractual rights and benefits are based upon assumptions concerning a number of factors, including trends in health care costs, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

Our profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other health benefits providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our business.

Claims paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies and health benefits companies. Rating organizations continue to review the financial performance and condition of insurers, including Anthem Insurance and our other regulated subsidiaries. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to our customers, since ratings information is broadly disseminated and generally used throughout the industry. If our ratings are downgraded or placed under surveillance or review, with possible negative implications, the downgrade, surveillance or review could adversely affect our business, financial condition and results of operations. Our financial strength ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our securities and should not be relied upon when making a decision to purchase securities that we may offer from time to time.

We face risks related to litigation, which if resolved unfavorably, could result in substantial monetary damages.

We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include:

•	claims relating to the denial of health care benefits;

•	medical malpractice actions;

•	allegations of anti-competitive and unfair business activities;

•	provider disputes over compensation and termination of provider contracts;

•	disputes related to self-funded business;

•	disputes over co-payment calculations;

•	claims related to the failure to disclose certain business practices; and

•	claims relating to customer audits and contract performance.

A number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of certain of our managed care members and network providers for alleged breaches of various state and federal laws. While we intend to defend these suits vigorously, we will incur expenses in the defense of these suits and we cannot predict their outcome. For more information about these and other lawsuits filed against us, see “Legal Proceedings-Litigation” in the Annual Report on Form 10-K to which this document is an exhibit.

Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

A reduction in the enrollment in our health benefits programs could have an adverse effect on our business and profitability. The health benefits industry is subject to negative publicity, which can adversely affect our profitability. Additionally, we face significant competition from other health benefits companies.

A reduction in the number of enrollees in our health benefits programs could adversely affect our business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include:

•	failure to obtain new customers or retain existing customers;

•	premium increases and benefit changes;

•	our exit from a specific market;

•	reductions in workforce by existing customers;

•	negative publicity and news coverage;

•	failure to attain or maintain nationally-recognized accreditations; and

•	general economic downturn that results in business failures.

The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by:

•	adversely affecting our ability to market our products and services;

•	requiring us to change our products and services; or

•	increasing the regulatory burdens under which we operate.

In addition, as long as we use the Blue Cross Blue Shield, or BCBS, names and marks in marketing our health benefits products and services, any negative publicity concerning the Blue Cross Blue Shield Association, or BCBSA, or other BCBSA licensees may adversely affect us and the sale of our health benefits products and services.

As a health benefits company, we operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by other health benefits organizations and market pressures brought about by an informed and organized customer base, particularly among large employers. This environment has produced and will likely continue to produce significant pressures on the profitability of health benefits companies. Some of our competitors are larger and have greater financial and other resources. In addition, the Gramm-Leach-Bliley Act, which gives banks and other financial institutions the ability to affiliate with insurance companies, could result in new competitors with significant financial resources entering our markets. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations. For a more detailed discussion of our competition, please refer to “Business—Competition” in the Annual Report on Form 10-K to which this document is an exhibit.

Regional concentrations of our business may subject us to economic downturns in those states.

Our business operations include or consist of regional companies located in the Midwest, East, West and Southeast with most of our revenues generated in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia. Due to this concentration of business in a small number of states, we are exposed to potential losses resulting from the risk of an economic downturn in these states. If economic conditions in these states deteriorate, we may experience a reduction in existing and new business, which may have a material adverse effect on our business, financial condition and results of operations.

We have built a significant portion of our current business through mergers and acquisitions and we expect to pursue acquisitions in the future.

The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

•	some of the acquired businesses may not achieve anticipated revenues, earnings or cash flow;

•	we may assume liabilities that were not disclosed to us;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•	we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;

•	we may also incur additional debt related to future acquisitions; and

•	we would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies.

Our investment portfolio is subject to varying economic and market conditions, as well as regulation.

The market value of our investments varies from time to time depending on economic and market conditions. For various reasons, we may sell certain of our investments at prices that are less than the carrying value of the investments. In addition, in periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, resulting in the reinvestment of these funds at the then lower market rates. We cannot assure you that our investment portfolio will produce positive returns in future periods.

Our regulated subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain riskier investment categories, such as below-investment-grade fixed income securities, mortgage loans, real estate and equity investments, which could generate higher returns on our investments. Failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.

As a Medicare fiscal intermediary, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties.

Like a number of other BCBS companies, we serve as a fiscal intermediary for the Medicare program, which generally provides coverage for persons who are 65 or older and for persons with end-stage renal disease. Part A of the Medicare program provides coverage for services provided by hospitals, skilled nursing facilities and other health care facilities. Part B of the Medicare program provides coverage for services provided by physicians, physical and occupational therapists and other professional providers. As a fiscal intermediary, we receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, or CMS, formerly the Health Care Financing Administration, or HCFA. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. While we believe that we are in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of our activities under certain of our Medicare fiscal intermediary contracts. One of our subsidiaries, AdminaStar Federal, Inc., has received several subpoenas from the Office of Inspector General, or OIG, HHS, and from the U.S. Department of Justice seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from us related to our Medicare fiscal intermediary Part A and Part B operations. For additional information, see “Legal Proceedings—Other Contingencies” in the Annual Report on Form 10-K to which this document is an exhibit.

We are using the BCBS names and marks as identifiers for our products and services under licenses from the BCBSA. The termination of these license agreements could adversely affect our business, financial condition and results of operations.

We are a party to license agreements with the BCBSA that entitle us to the exclusive use of the BCBS names and marks in our geographic territories. The license agreements contain certain requirements and restrictions regarding our operations and our use of the BCBS names and marks, including:

•	minimum capital and liquidity requirements;

•	enrollment and customer service performance requirements;

•	participation in programs which provide portability of membership between plans;

•	disclosures to the BCBSA relating to enrollment and financial conditions;

•	disclosures as to the structure of the BCBS system in contracts with third parties and in public statements;

•	plan governance requirements;

•	a requirement that at least 80% of a licensee’s annual combined net revenue attributable to health care plans within its service area must be sold, marketed, administered or underwritten under the BCBS names and marks;

•	a requirement that neither a plan nor any of its licensed affiliates may permit an entity other than a plan or a licensed affiliate to obtain control of the plan or the licensed affiliate or to acquire a substantial portion of its assets related to licensable services;

•	a requirement that we guarantee the contractual and financial obligations of our licensed affiliates; and

•	a requirement that we indemnify the BCBSA against any claims asserted against us resulting from the contractual and financial obligations of any subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Parts A and B.

We believe that our licensed affiliates and we are currently in compliance with these standards.

Upon the occurrence of an event causing termination of the license agreements, we would no longer have the right to use the BCBS names and marks in one or more of our geographic territories. Furthermore, the BCBSA would be free to issue a license to use the BCBS names and marks in these states to another entity. Events which could cause the termination of a license agreement with the BCBSA include failure to comply with minimum capital requirements imposed by the BCBSA, a change of control or violation of the BCBSA ownership limitations on our capital stock, impending financial insolvency, the appointment of a trustee or receiver or the commencement of any action against a licensee seeking its dissolution. We believe that the BCBS names and marks are valuable identifiers of our products and services in the marketplace. Accordingly, termination of the license agreements could have a material adverse effect on our business, financial condition and results of operations.

The failure to effectively maintain and modernize our operations in an Internet environment could adversely affect our business.

Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, HIPAA’s administrative simplification provisions and the Department of Labor’s claim processing regulations may ultimately require significant changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties’ failure to perform adequately. As a result of our merger and acquisition activities we have acquired additional systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications could have a material adverse effect on our business, financial condition and results of operations.

Also, like many of our competitors in the health benefits industry, our vision for the future includes becoming a premier e-business organization by modernizing interactions with customers, brokers, agents, employees and other stakeholders through web-enabling technology and re-designing internal operations. We are developing our e-business strategy with the goal of becoming widely regarded as an e-business leader in the health benefits industry. The strategy includes not only sales and distribution of health products on the Internet, but also implementation of advanced self-service capabilities benefiting customers, agents, brokers, partners and employees. There can be no assurance that we will be able to successfully realize our e-business vision or integrate e-business operations with our current method of operations. The failure to develop successful e-business capabilities could result in competitive and cost disadvantages to us as compared to our competitors.

We have substantial indebtedness outstanding and may incur additional indebtedness in the future. As a holding company, we are not able to repay our indebtedness except through dividends from subsidiaries, some of which are restricted in their ability under applicable insurance law to pay such dividends. Such indebtedness could also adversely affect our ability to pursue desirable business opportunities.

We have substantial indebtedness outstanding and have available borrowing capacity under our amended and restated credit facilities of up to $1.0 billion. We may also incur additional indebtedness in the future, including issuing debt securities of up to $1.0 billion pursuant to a shelf registration filed on December 18, 2002 with the Securities and Exchange Commission.

Our current debt service obligations require us to use a portion of our cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to seek extraordinary dividends from our subsidiaries, sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.

As a holding company, we have no operations and are dependent on dividends from our subsidiaries for cash to fund our debt service and other corporate needs. State insurance laws restrict the ability of our regulated subsidiaries to pay dividends. Indebtedness could also limit our ability to pursue desirable business opportunities, and may affect our ability to maintain an investment grade rating for our indebtedness.

We may also incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility. Our breach or failure to comply with any of these covenants could result in a default under our credit agreements. If we default under our credit agreements, the lenders could cease to make further extensions of credit or cause all of our outstanding debt obligations under our credit agreements to become immediately due and payable, together with accrued and unpaid interest. If the indebtedness under the notes or credit agreements is accelerated, we may be unable to repay or finance the amounts due.

Our ability to obtain funds from our subsidiaries is limited and our debt securities will be effectively subordinated to the indebtedness of our subsidiaries.

Because we operate as a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of our debt securities to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the debt securities that we may offer from time to time will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on any debt securities that we may offer from time to time. The indentures governing the debt securities that may be issued under our shelf registration statement dated December 18, 2002, do not prohibit or limit the incurrence of indebtedness and other liabilities by us or our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay obligations on debt securities that we may offer from time to time.

Indiana law and our articles of incorporation and bylaws may prevent or discourage takeovers and business combinations that our shareholders might consider in their best interests.

Indiana law and our articles of incorporation and bylaws may delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider in their best interests. For instance, they may prevent our shareholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Under the Indiana demutualization law, for a period of five years following November 2, 2001, the effective date of our demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the Indiana Insurance Commissioner and our board of directors. This restriction does not apply to acquisitions made by us or made pursuant to an employee benefit plan or employee benefit trust sponsored by us. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of our outstanding common stock with the prior approval of our board of directors and prior notice to the Indiana Insurance Commissioner.

Our articles of incorporation restrict the beneficial ownership of our capital stock in excess of specific ownership limits. The ownership limits restrict beneficial ownership of our voting capital stock to less than 10% for institutional investors and less than 5% for noninstitutional investors, both as defined in our articles of incorporation. Additionally, no person may beneficially own shares of our common stock representing a 20% or more ownership interest in us. These restrictions are intended to ensure our compliance with the terms of our licenses with the BCBSA. By agreement between us and the BCBSA, these ownership limits may be increased. Our articles of incorporation prohibit ownership of our capital stock beyond these ownership limits without prior approval of a majority of our continuing directors (as defined in our articles of incorporation).

Certain other provisions included in our articles of incorporation and bylaws may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that our shareholders might consider in their best interests. In particular, our articles of incorporation and bylaws:

•	permit our board of directors to issue one or more series of preferred stock;

•	divide our board of directors into three classes serving staggered three-year terms;

•	restrict the maximum number of directors;

•	limit the ability of shareholders to remove directors;

•	impose restrictions on shareholders’ ability to fill vacancies on our board of directors;

•	prohibit shareholders from calling special meetings of shareholders;

•	impose advance requirements for shareholder proposals and nominations of directors to be considered at meetings of shareholders; and

•	impose restrictions on shareholders’ ability to amend our articles of incorporation and bylaws.